EXHIBIT 4.1

                       Form of Certificate of Designation
                                       of
                            Series A Preferred Stock
                                       of
                           iGames Entertainment, Inc.

                        Pursuant to Section 78.403 of the
                 General Corporation Law of the State of Nevada
                               __________________

         iGames Entertainment, Inc., a Nevada corporation (the "Corporation"), does hereby certify that, pursuant to the authority contained in Section 4.01 of its Articles of Incorporation, as amended, and in accordance with the provisions of Section 78.1955 of the Nevada Revised Statutes, the Corporation's Board of Directors has duly adopted the following resolution creating a Series of Preferred Stock designated as Series A Preferred Stock:

         RESOLVED, that the Corporation hereby designate and create a Series of the authorized Preferred Stock of the Corporation, designated as Series A Preferred Stock, as follows:

         FIRST: Of the 5,000,000 shares of Preferred Stock, par value $0.001 per share, authorized to be issued by the Corporation, 1,351,640 shares are hereby designated as "Series A Preferred Stock." The rights, preference, privileges and restrictions granted to and imposed upon the Series A Preferred Stock are as set forth below:

         1. DEFINITIONS. For purposes of this resolution, the following definitions shall apply:

                  (a) "BOARD" shall mean the Board of Directors of the Corporation.

                  (b) "COMMON STOCK" shall mean the Common Stock, $0.004 par value per share, of the Corporation.

                  (c) "COMMON STOCK DIVIDEND" shall mean a stock dividend declared and paid on the Common Stock that is payable in shares of Common Stock.

                  (d) "DISTRIBUTION" shall mean the transfer of cash or property by the Corporation to one or more of its stockholders without consideration regardless of whether such transfer is in the form of a dividend or otherwise (except a dividend in shares of Corporation's stock), but not including Permitted Repurchases (as defined below).

                  (e) "ORIGINAL CONVERSION RATIO" shall mean 10 for 1.

                  (f) "ORIGINAL ISSUE DATE" shall mean the date on which the first share of Series A Preferred Stock is issued by the Corporation.

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                  (g) "SERIES A PREFERRED STOCK" shall mean the Series A
Preferred Stock, $0.001 par value per share, of the Corporation.

         2. DIVIDEND RIGHTS.

                  (a) DIVIDENDS. Dividends on the Series A Preferred Stock shall only be granted when, as and if declared by the Board, and shall not accrue. Any dividends declared by the Board out of funds legally available shall be declared among the holders of the then outstanding Common Stock and the Series A Preferred Stock pro rata according to the number of shares of Common Stock held by such holders, where, for this purpose, holders of shares of Series A Preferred Stock will be deemed to hold (in lieu of their Series A Preferred Stock) the greatest whole number of shares of Common Stock then issuable upon conversion in full of such shares of Series A Preferred Stock pursuant to
SECTION 5.

                  (b) NON-CASH DIVIDENDS. Whenever a dividend provided for in this SECTION 2 shall be payable in property other than cash, the value of such dividend or Distribution shall be deemed to be the fair market value of such property as determined in good faith by the Board.

                  (c) PAYMENT ON CONVERSION. If the Corporation shall have any declared and unpaid dividends with respect to any Series A Preferred Stock, then immediately prior to, and upon a conversion of any of the Series A Preferred Stock as provided in SECTION 5, the Corporation shall, subject to the legal availability of funds and assets therefor, pay in cash or Common Stock (or a combination thereof) to the holder of the shares of Series A Preferred Stock being converted the full amount of any dividends declared and unpaid on such shares. Upon any such conversion, if the Board elects to pay dividends with respect to any Series A Preferred Stock in Common Stock, the Board shall determine in good faith the total fair market value of such shares, equal to the balance of all declared but unpaid dividends not paid in cash.

         3. LIQUIDATION RIGHTS. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation's stockholders (the "Available Funds and Assets"), shall be distributed to stockholders in the following manner:

                  (a) LIQUIDATION PREFERENCES. The entire Available Funds and Assets shall be distributed among the holders of the then outstanding Common Stock and the Series A Preferred Stock pro rata according to the number of shares of Common Stock held by such holders, where, for this purpose, holders of shares of Series A Preferred Stock will be deemed to hold (in lieu of their Series A Preferred Stock) the greatest whole number of shares of Common Stock then issuable upon conversion in full of such shares of Series A Preferred Stock pursuant to SECTION 5.

                  (b) NON-CASH CONSIDERATION. If any assets of the Corporation distributed to stockholders in connection with any liquidation, dissolution, or winding up of the Corporation are other than cash, then the value of such assets shall be their fair market value as reasonably determined by the Board in good faith, EXCEPT THAT any securities to be distributed to stockholders in a liquidation, dissolution, or winding up of the Corporation shall be valued as follows:

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                  (1)      The method of valuation of securities not subject to
                           investment letter or other similar restrictions on free marketability shall be as follows:

                           (i) if the securities are then traded on a national securities exchange or the NASDAQ National Market System (or a similar national quotation system), then the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the 30-day period ending three (3) days prior to the distribution; and

                           (ii) if actively traded over-the-counter, then the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three (3) days prior to the closing of such merger, consolidation or sale; and

                           (iii) if there is no active public market, then the value shall be the fair market value thereof, as determined in good faith by the Board.

                  (2) The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in
                           Section 3(d)(1)(i),(ii) or (iii) to reflect the approximate fair market value thereof, as reasonably determined in good faith by the Board.

         4. VOTING RIGHTS.

                  (a) NUMBER OF VOTES. Each holder of shares of Series A Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which such shares of Series A Preferred Stock could be converted pursuant to the provisions of SECTION 5 below at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, the date such vote is taken or any written consent of stockholders is solicited.

                  (b) GENERAL. Subject to the foregoing provisions of this
SECTION 4, each holder of Series A Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled to notice of any stockholders' meeting in accordance with the bylaws of the Corporation (as in effect at the time in question) and applicable law, and shall be entitled to vote, together with the holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote, except as may otherwise be provided by applicable law. Except as otherwise expressly provided herein or as required by law, the holders of the Series A Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

         5. CONVERSION.

                  (a) MANDATORY CONVERSION. Each share of Series A Preferred Stock shall automatically be converted into fully paid and nonassessable shares of Common Stock without

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the need for any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent, as provided herein, on the date on which both (i) the Corporation's shareholders have approved amendments to its Articles of Incorporation to increase its authorized shares of capital stock to at least (A) One Hundred Fifty Million (150,000,000) shares of common stock, par value $.004 per share (the "Common Stock"), and (B) Twenty Million (20,000,000) shares of "blank check" Preferred Stock, par value $.001 per share (the "Preferred Stock") and the State of Nevada has accepted a Certificate of Amendment approving such amendments and (ii) the Corporation has consummated its acquisition of Chex Services, Inc.; PROVIDED, HOWEVER, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series A Preferred Stock are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series A Preferred Stock, the holders of Series A Preferred Stock shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the Series A Preferred Stock or Common Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series A Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred.

                  (b) OPTIONAL CONVERSION. Subsequent to the date on which the Corporation's shareholders have approved amendments to its Articles of Incorporation to increase Borrower's authorized shares of capital stock to at least (i) One Hundred Fifty Million (150,000,000) shares of Common Stock and
(ii) Twenty Million (20,000,000) shares of Preferred Stock, and the State of Nevada has accepted a Certificate of Amendment approving such amendments, each holder of Series A Preferred Stock may elect to convert all, but not less than all, of his shares of Series A Preferred Stock into fully paid and non-assessable shares of Common Stock, as provided herein, by delivering written notice of such election to the Corporation with certificates evidencing such shares of Series A Preferred Stock. Upon delivery of such written notice and certificates, the Corporation shall issue and deliver to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate for the number of shares of Common Stock into which the shares of Series A Preferred Stock surrendered were convertible on such date.

                  (c) CONVERSION RATIO. Each share of Series A Preferred Stock shall be converted into that number of shares of Common Stock determined by applying the Conversion Ratio then in effect (the "Conversion Ratio"), which shall be the Original Conversion Ratio, as adjusted from time to time as provided below.

                  (d) ADJUSTMENT UPON COMMON STOCK EVENT. Upon the happening of a Common Stock Event (as hereinafter defined), the Conversion Ratio of the Series A Preferred Stock shall, simultaneously with the happening of such Common Stock Event, be adjusted by multiplying the Conversion Ratio of the Series A Preferred Stock in effect immediately prior to

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such Common Stock Event by a fraction, (i) the denominator of which shall be the number of shares of Common Stock issued and outstanding immediately prior to such Common Stock Event, and (ii) the numerator of which shall be the number of shares of Common Stock issued and outstanding immediately after such Common
Stock Event, and the product so obtained shall thereafter be the Conversion
Ratio for the Series A Preferred Stock. The Conversion Ratio for a series of Preferred Stock shall be readjusted in the same manner upon the happening of each subsequent Common Stock Event. As used herein, the term "Common Stock
Event" shall mean (i) the issue by the Corporation of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock,
(ii) a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock.

                  (e) ADJUSTMENTS FOR OTHER DIVIDENDS AND DISTRIBUTIONS. If at any time or from time to time after the Original Issue Date the Corporation pays a dividend or makes another distribution to the holders of the Common Stock payable in securities of the Corporation other than shares of Common Stock, then in each such event provision shall be made so that the holders of the Series A Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable upon conversion thereof, the amount of securities of the Corporation which they would have received had their Series A Preferred Stock been converted into Common Stock on the date of such event (or such record date, as applicable) and had they thereafter, during the period from the date of such event (or such record date, as applicable) to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this SECTION 5 with respect to the rights of the holders of the Series A Preferred Stock or with respect to such other securities by their terms.

                  (f) ADJUSTMENT FOR RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. If at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Series A Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (OTHER THAN by a Common Stock Event or a stock dividend, reorganization, merger, consolidation or sale of assets provided for elsewhere in this SECTION 5), then in any such event each holder of Series A Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Series A Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

                  (g) CERTIFICATE OF ADJUSTMENT. In each case of an adjustment or readjustment of the Conversion Ratio for the Series A Preferred Stock, the Corporation, at its expense, shall cause its Chief Financial Officer to compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of the Series A Preferred Stock at the holder's address as shown in the Corporation's books.

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                  (h) FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon any conversion of the Series A Preferred Stock. In lieu of any fractional share to which the holder would otherwise be entitled, the Corporation shall pay the holder cash equal to the product of such fraction multiplied by the Common Stock's fair market value as determined in good faith by the Board as of the date of conversion.

                  (i) NOTICES. Any notice required by the provisions of this
SECTION 5 to be given to the holders of shares of the Series A Preferred Stock shall be deemed given upon the earlier of actual receipt or deposit in the United States mail, by certified or registered mail, return receipt requested, postage prepaid, addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

                  (j) NO IMPAIRMENT. The Corporation shall not avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock against impairment.

         6. REDEMPTION.

                  (a) REDEMPTION REQUEST. In the event that the Stock Purchase Agreement dated November 3, 2003 by and among Equitex, Inc., Chex Services, Inc. and the Corporation (or any successor agreement thereto related to the transactions contemplated therein) (the "Transaction Agreement") is terminated
(i) as a result of the failure of Equitex, Inc.'s shareholders to approve the transaction, (ii) as the result of a breach of the Transaction Agreement by Equitex, Inc. or Chex Services, Inc. or the failure of Equitex, Inc. and/or Chex Services, Inc. to satisfy any condition to closing, or (iii) as the result of a Material Adverse Change (as defined in the Transaction Agreement) with respect to Equitex, and if under the circumstances described in clauses (ii) or (iii) above the termination is approved by a majority of the members of the Corporation's Board of Directors who are not holders of Series A Preferred Stock, then the holder(s) of a majority of the issued and outstanding shares of Series A Preferred Stock may at any time within sixty (60) days following such termination request redemption of all, but not less than all, of the issued and outstanding shares of Series A Preferred Stock by giving written notice (a "Redemption Notice") to the Corporation (the date upon which such notice is provided to the Corporation is referred to herein as a "Redemption Notice Date"). The Corporation shall redeem at the Redemption Price (as provided for in
Section 6(b) below) on the date fixed for redemption as set forth in the Redemption Notice, which date shall be no later than ten (10) days after the Redemption Notice Date (the "Redemption Date").

                  (b) REDEMPTION PRICE. The Series A Preferred Stock shall not be redeemable for cash but, rather, shall be redeemable solely in shares of common stock of Money Centers of America, Inc., the wholly-owned subsidiary of the Corporation. The redemption price per share of Series A Preferred Stock (the "Redemption Price") shall be equal to 0.000062442662 shares of common stock of Money Centers of America, Inc.

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                  (c) MECHANICS OF REDEMPTION. Each holder of outstanding shares of Series A Preferred Stock shall promptly surrender the certificate or certificates (or affidavit(s) of loss thereof) representing such shares to the Corporation at the Corporation's principal executive office, and thereupon the Corporation shall pay the portion of the Redemption Price for such shares to be paid as described in Section 6(a) hereof. Each stock certificate surrendered for redemption shall be canceled and retired.

                  (d) RESIGNATIONS. Simultaneous with any redemption of the Series A Preferred Stock, any holder of Series A Preferred Stock who is an officer or director of the Corporation shall tender to the Corporation his resignation from such positions effective upon the redemption of his shares of Series A Preferred Stock.

         7. ADJUSTMENTS FOR STOCK SPLITS, ETC. Wherever in this Certificate there is a reference to a specific number of shares of Common Stock or Series A Preferred Stock of the Corporation of any class or series, then, upon the occurrence of any subdivision, combination or stock dividend of such class or Series of stock, the specific number of shares so referenced in this Certificate shall automatically be proportionally adjusted to reflect the effect on the outstanding shares of such class or Series of stock by such subdivision, combination or stock dividend.

         8. NO REISSUANCE OF PREFERRED STOCK. No share or shares of Series A Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

         SECOND: That such determination of the designation, preferences and the relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, relating to the Series A Preferred Stock, was duly made by the Board of Directors pursuant to the provisions of the Articles of Incorporation of the Corporation, and in accordance with the provisions of Section 78-1955 of the Nevada Revised Statutes.

         IN WITNESS WHEREOF, Jeremy Stein has caused this Designation to be executed this 29th day of December, 2003.


                                        iGames Entertainment, Inc.


                                        By: /s/ Jeremy Stein
                                            Jeremy Stein
                                            President


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